Exhibit 99.1

NEWS RELEASE
American Oil & Gas Reports 1st Quarter
2010 Financial Results
DENVER, May 18, 2010 — American Oil & Gas, Inc. (NYSE Amex: AEZ) reports net income of $28,034,714 ($0.49 per share, basic and $0.46 per share, diluted), as compared to a net loss attributable to common stockholders of $3,891,363 ($0.08 loss per common share, basic and diluted) for the quarter ended March 31, 2009. The $32 million increase in net income includes a $36.4 million pre-tax gain on the sale of substantially all of American’s Wyoming oil and gas interests on March 31, 2010. The increase in net income is also attributable in part to an $8.3 million change in deferred tax asset valuation allowances, with a $7 million reduction in valuation allowance for the 2010 quarter compared with a $1.2 million increase in valuation allowance in the 2009 quarter. There was no impairment expense in the 2010 quarter compared with an impairment expense recorded in the 2009 quarter of $2.1 million.
During the quarter ended March 31, 2010, American sold 7,820 barrels of oil at $71.14 per barrel and 45,490 mcf of natural gas at $6.67 per mcf for total oil and gas revenues of $859,971. For the corresponding quarter ended March 31, 2009, American sold 3,778 barrels of oil at $33.83 per barrel and 51,414 mcf of natural gas at $3.46 per mcf for total oil and gas revenues of $305,674. Lease operating expenses, including production taxes, for the quarters ended March 31, 2010 and 2009 were $241,409 and $299,675, respectively. Depreciation, depletion and amortization expense of oil and gas properties was $246,000 for the current quarter and $113,000 for the corresponding prior year quarter.
For the quarters ended March 31, 2010 and 2009, American’s general and administrative expenses were $2,002,729 and $1,631,546, respectively. The approximate $371,000 increase is largely attributable to a $283,000 increase in employee compensation expense.
American’s net cash provided by operating activities increased by $2,107,367 (from $1,507,565 net cash used for operating activity for the quarter ended March 31, 2009 to $599,802 cash provided by operations for the quarter ended March 31, 2010). The increase was due primarily to a $1.7 million increase in payables for lease operating expenses and general and administrative expenses as of March 31, 2010 compared with March 31, 2009.
During the quarter ended March 31, 2010, investing activities provided a net $32.3 million in cash as compared with $6.0 million of cash used by investing activities in the quarter ended March 31, 2009. The $38.3 million variance is primarily due to (i) the $46.2 million received on the sale of oil and gas properties in the Powder River Basin in Wyoming, less (ii) a $7.4 million increase in spending, relating to leasing costs and drilling activity in the Bakken and Three Forks focused North Dakota Goliath project.
During the quarter ended March 31, 2010, $403,800 in cash was received related to employee stock option exercises. There were no financing activities during the quarter ended March 31, 2009.

At March 31, 2010, American had $73.7 million in working capital which includes $73.9 million in cash and short-term investments, total assets of $139.6 million, a long term asset retirement obligation of $117,000, deferred income taxes of $6.6 million, no long term debt and stockholders’ equity of $125.8 million. There are currently 60,600,856 common shares outstanding.
American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Selected Financial and Operating Data

	Three-month period
	ended
	3/31/10	3/31/09
CASH FLOW RECAP:
Net cash provided (used) by operating activities	$599,802	$(1,507,565)
Net cash provided (used) by investing activities	$32,256,556	$(6,035,762)
Net cash provided by financing activities	$403,800	$—
FINANCIAL RECAP:
Revenues	$859,971	$305,674
Net income (loss)	$28,034,714	$(3,891,363)
Net loss per common share — basic	$0.49	$(0.08)
Net loss per common share — diluted	$0.46	$(0.08)
OPERATING DATA:
Net oil production (Bbl)	7,820	3,778
Oil revenues	$556,342	$127,809
Average oil price per Bbl	$71.14	$33.83

Net gas production (Mcf)	45,490	51,414
Natural gas revenues	$303,629	$177,865
Average gas price per Mcf	$6.67	$3.46

Barrels of oil equivalent (“BOE”) sold	15,402	12,347
Oil and gas revenues	$859,971	$305,674
Lease operating and production taxes	$241,409	$299,675
LOE and production taxes per BOE	$15.67	$24.27

Depreciation, depletion and amortization -oil and gas properties	$246,000	$113,000
DD&A per BOE	$15.97	$9.15
Impairment expense	$—	$2,100,000
General and administrative expenses	$2,002,729	$1,631,546
Investment income	$31,795	$20,980
Income tax expense — current	$200,000	$—
Income tax expense — deferred	$6,492,000	$—
Contact:

Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184

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